                                  Exhibit 11.1
                                   GTSI CORP.
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                                      THREE                       SIX
                                                                  MONTHS ENDED                MONTHS ENDED
                                                                    June 30,                    June 30,
                                                            -------------------------- ---------------------------
                                                                2000         1999          2000          1999
                                                            -------------------------- ------------- -------------
Net income (loss)                                                273           69        (1,301)       (1,824)

Basic:
Weighted average shares of common stock outstanding            9,336        9,200         9,308         9,332

Net income (loss) per common share and common share
equivalent                                                      0.03         0.01         (0.14)        (0.20)

Diluted:
Weighted average shares of common stock outstanding            9,351        9,859         9,308         9,332

Net income (loss) per common share and common share
equivalent                                                      0.03         0.01         (0.14)        (0.20)
